FIRST TRUST EXCHANGE-TRADED FUND
                        120 EAST LIBERTY DRIVE, SUITE 400
                             WHEATON, ILLINOIS 60187



                                  June 23, 2009


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549



     Re:   First Trust NASDAQ(R) ABA(R) Community Bank Index Fund (the "Fund")


Ladies and Gentlemen:

         The undersigned, First Trust Exchange-Traded Fund (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 46 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-125751) so that the same may become effective at 11 a.m., Eastern Time on June 25, 2009, or as soon thereafter as practicable.

                                Very truly yours,

                                First Trust Exchange-Traded Fund


                                By: /s/ W. Scott Jardine
                                    -------------------------------------
                                    W. Scott Jardine, Secretary


                                First Trust Portfolios L.P.


                                By: /s/ W. Scott Jardine
                                    -------------------------------------
                                    W. Scott Jardine, Secretary